UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2020

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 19, 2020, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into a Material Transfer Agreement (the “MTA”) with The University of Edinburgh (“Edinburgh”). The main objective of the MTA is to study fadraciclib (CYC065) and seliciclib (CYC202 or R-roscovitine), the Company’s clinical stage CDK2/9 inhibitors, as potential early treatments for the inflammatory response observed in patients with COVID-19 disease.

Under the terms of the MTA, the parties will assess the Company’s medicines mentioned above for their suitability for use in safety and experimental medicine studies in COVID-19 patients (the “Evaluation”). The Evaluation is part of a broader project (“STOPCOVID”) studying the inflammatory pathways that lead directly to COVID-19 lung injury. STOPCOVID is supported by a £2 million (approximately $2.5 million) grant from LifeArc, a medical research charity. Edinburgh is seeking further funding.

The MTA shall remain in effect for the duration of the Evaluation. Additionally, each of the Company and Edinburgh may terminate the MTA if the other party commits a breach of its obligations thereunder.

The foregoing summary of the MTA does not purport to be complete and is qualified in its entirety by reference to the MTA, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2020.

Item 8.01	Other Events.

On April 20, 2020, the Company issued a press release announcing that the Company had entered into the MTA described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Cyclacel Pharmaceuticals, Inc., dated April 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

	By:	/s/ Paul McBarron
	Name:	Paul McBarron
	Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: April 20, 2020